Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Modine Reports Second Quarter Fiscal 2021 Results

Improving market conditions and cost reductions result in higher margins, earnings and cash flow

Racine, WI – November 5, 2020 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended September 30, 2020.

Second Quarter Highlights:

•	Net sales of $461.4 million decreased 8 percent from the prior year
•	Operating income of $28.5 million up $22.5 million and net earnings of $8.9 million up $13.7 million
•	Adjusted EBITDA of $55.4 million, up 40 percent from prior year on a 240 basis point improvement in gross margin and lower SG&A expenses
•	Earnings per share of $0.17 and adjusted earnings per share of $0.43
•
Significant year-over-year improvement in cash flow, with $75.0 million of cash flow from operating activities and $69.5 million of free cash flow in quarter; lowered leverage ratio to pre-pandemic levels

“We are very pleased with our second quarter results, which well exceeded our expectations.  Higher than anticipated sales combined with cost reduction measures allowed us to deliver much improved margins, earnings and cash flow,” said Modine Interim Chief Executive Officer, Michael B. (Mick) Lucareli. “We are seeing slow but steady recovery in most of our end markets and geographies.  This, along with continued controls over capex spending and positive working capital performance, led to record cash flow this quarter. We also recently announced that we reached a definitive agreement to sell the majority of our automotive business to Dana Incorporated.  This is a critical step in our strategic transformation and allows us to avoid significant liabilities and cash investments to complete necessary restructuring in our automotive business.”

Financial Results

Net sales decreased 8 percent in the second quarter to $461.4 million, compared with $500.2 million in the prior year. The decrease was primarily driven by market-related volume declines in the Commercial and Industrial Solutions (“CIS”), Heavy Duty Equipment (“HDE”) and Automotive segments.

Gross profit increased 7 percent in the second quarter to $80.8 million, and gross margin improved by 240 basis points to 17.5 percent, primarily driven by temporary and permanent cost saving initiatives taken earlier this year.

Selling, general and administrative (“SG&A”) expenses were $50.8 million in the second quarter, which was $16.6 million or 25 percent lower than the prior year. This decrease was primarily driven by lower automotive separation and strategy costs compared with the prior year and lower compensation and travel expenses resulting from temporary and permanent cost saving initiatives across the organization.

Operating income in the second quarter was $28.5 million, compared to $6.0 million in the prior year. This increase was driven primarily by higher gross profit and lower SG&A expenses in the second quarter of fiscal 2021 as compared to the prior year. During the second quarter of fiscal 2021, the Company recorded $1.5 million of restructuring expenses primarily related to employee severance expenses. In addition, the Company recorded $5.5 million of costs related to the previously announced CEO transition, and $0.6 million of costs to separate and prepare the automotive business for sale. In the prior year, strategy and restructuring expenses totaled $14.2 million. Excluding these items, as well as depreciation and amortization expense, Adjusted EBITDA of $55.4 million was up $15.8 million compared with $39.6 million in the prior year, primarily due to the significant improvement in gross margin and lower SG&A expenses.

Earnings per share was $0.17 in the second quarter, compared with a $0.09 loss per share in the prior year.  Adjusted earnings per share was $0.43 in the second quarter, compared with adjusted earnings per share of $0.13 in the prior year. These increases were primarily due to higher operating earnings compared to the prior year.

Second Quarter Segment Review

•
CIS segment sales were $134.1 million, compared with $156.7 million one year ago, a decrease of 14 percent. This decrease was driven by lower sales to commercial HVAC, refrigeration and data center customers. The segment reported gross margin of 14.4 percent, down 20 basis points compared with the prior year, primarily due to lower sales volumes, which were partially offset by the positive impact of cost savings initiatives.  The segment reported operating income of $5.6 million, a decrease of $2.9 million, primarily due to lower gross profit and higher restructuring expenses, which were partially offset by lower SG&A expenses as compared to the prior year. Adjusted EBITDA for the CIS segment was $13.6 million, a decrease of $1.1 million from the prior year.

•
Building HVAC Systems (“BHVAC”) segment sales were $61.9 million, compared with $56.0 million one year ago, an increase of 11 percent. This increase was driven primarily by higher sales to data center customers in the U.K. and higher sales of heating products in North America.  The segment reported gross margin of 35.1 percent, which was 340 basis points higher than the prior year, primarily due to higher sales volume and favorable customer pricing. The segment reported operating income of $13.1 million, an increase of $4.3 million, primarily due to higher gross profit. Adjusted EBITDA for the BHVAC segment was $13.8 million, an increase of $4.1 million, or 42 percent, from the prior year.

•
HDE segment sales were $165.6 million, compared with $187.2 million one year ago, a decrease of 12 percent. This decrease was driven by lower sales to all end markets, with the most significant decrease in sales to commercial vehicle customers. The segment reported gross margin of 14.2 percent, 220 basis points higher than the prior year. This increase was primarily due to positive performance, procurement savings and the benefit of cost saving initiatives, which were partially offset by the impact of lower sales volume. The segment reported operating income of $13.3 million, an increase of $6.2 million, primarily due to higher gross profit and lower SG&A expenses as compared to the prior year. Adjusted EBITDA for the HDE segment was $19.8 million, an increase of $5.9 million, or 42 percent, from the prior year.

•
Automotive segment sales were $109.9 million, compared with $115.7 million one year ago, a decrease of 5 percent. This decrease was driven by lower sales in Europe and North America due to lower end market demand, partially offset by higher sales in Asia. The segment reported gross margin of 15.2 percent, up 400 basis points compared with the prior year, primarily due to positive sales mix, performance and the benefit of cost saving initiatives, partially offset by the impact of lower sales volume. The segment reported operating income of $8.0 million, up $7.6 million, primarily due to higher gross profit and lower SG&A and restructuring expenses as compared to the prior year. Adjusted EBITDA for the Automotive segment was $13.2 million, an increase of $5.7 million, or 76 percent, from the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the six months ended September 30, 2020 was $87.3 million, an increase of $69.8 million compared with the prior year. Free cash flow for the first six months of fiscal 2021 was $72.7 million, a $96.6 million improvement from the prior year, primarily resulting from improved working capital in part due to improved inventory management, lower capital expenditures and lower cash restructuring and strategy payments. Cash payments for restructuring activities and automotive strategy and separation costs during the first six months of fiscal 2021 were $11.6 million.

Total debt was $404.4 million as of September 30, 2020. Cash and cash equivalents as of September 30, 2020 were $62.5 million, and the Company maintained $191.4 million of capacity under its revolving credit facility, resulting in total available liquidity of $253.9 million as of September 30, 2020. Net debt was $341.9 million as of September 30, 2020, a decrease of $69.6 million from the end of fiscal 2020.

Outlook

Lucareli concluded, “Based on the strong second quarter results, we are providing our outlook for the full fiscal year.  Like many companies, our sales and earnings outlook remains highly uncertain, but based on current market conditions, we expect sequential revenue improvement in the third and fourth quarters.  We expect some cost increases in the second half of our fiscal year, particularly related to higher metals prices and employee compensation expense, as we reverse some of the temporary cost control measures taken earlier in the year.”

Based on current exchange rates, market outlook and business forecast, Modine provides the following guidance ranges for fiscal 2021:

•	Full fiscal year-over-year sales down 7 to 12 percent;
•	Adjusted EBITDA of $155 million to $165 million.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Friday, November 6, 2020 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its second quarter fiscal 2021 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after November 6, 2020. A call-in replay will be available through midnight on November 11, 2020, at 800-585-8367, (international replay 416-621-4642); Conference ID# 1885638. The Company will post a transcript of the call on its website, on November 11, 2020.

About Modine

Modine, with fiscal 2020 revenues of $2.0 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its four complementary segments: CIS; BHVAC; HDE; and Automotive. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2020 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our ability to successfully complete the pending sale of our liquid-cooled automotive business, including the receipt of governmental and third-party approvals and satisfaction of other closing conditions, and our ability to successfully exit our other automotive businesses; our ability to effectively and efficiently reduce our cost structure in response to sales volume declines and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently, particularly in light of the volatility and negative impacts to the financial markets resulting from COVID-19; operational inefficiencies as a result of program launches, unexpected volume increases, product transfers, and delays or inefficiencies resulting from restrictions imposed in response to the COVID-19 pandemic; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic and other matters, that have been or may be implemented in the U.S. or abroad, and continuing uncertainty regarding the impacts of “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity.  The Company believes these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA

Net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, and certain other gains or charges.  The Company believes that adjusted EBITDA provides a relevant measure of profitability and earnings power.  The Company views this financial metric as being useful to assess operating performance from period to period by excluding certain items that it believes are not representative of its core business.  Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, and excluding certain other gains or charges.  Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2021 guidance includes Adjusted EBITDA, as defined above, which is a non-GAAP financial measure.  The full-year fiscal 2021 guidance for Adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $21.0 million, a provision for income taxes of approximately $22.0 million to $26.0 million, and depreciation and amortization expense of approximately $78.0 million to $80.0 million.  Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), costs associated with the review of strategic alternatives for the automotive business, impairment charges and certain other items.  These expenses and gains for the first six months of fiscal 2021 are presented on page 9.  Estimates of these expenses and gains for the remainder of fiscal 2021 are not available due to the low visibility and unpredictability of these items.  In connection with the recently-announced definitive agreement to sell its liquid-cooled automotive business, the Company expects to record a non-cash impairment charge of approximately $120.0 million to $130.0 million during the third quarter of fiscal 2021 related to long-lived assets of the liquid-cooled automotive business.  The Company also expects to record a loss on sale when the transaction is completed related to other net assets and cumulative foreign currency translation adjustments attributable to the liquid-cooled automotive business, net working capital adjustments, and costs to sell.  As the Company has not yet finalized its analysis, the impairment charge recorded could differ materially from the preliminary estimate.  In addition, the timing and estimated amount of the loss on sale are not yet known.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2020	2019	2020	2019
Net sales	$461.4	$500.2	$809.2	$1,029.2
Cost of sales	380.6	424.5	682.3	870.1
Gross profit	80.8	75.7	126.9	159.1
Selling, general & administrative expenses	50.8	67.4	95.5	130.9
Restructuring expenses	1.5	2.3	6.1	4.1
Operating income	28.5	6.0	25.3	24.1
Interest expense	(5.2)	(5.8)	(10.6)	(11.7)
Other expense - net	(0.5)	(1.3)	(0.5)	(2.4)
Earnings (loss) before income taxes	22.8	(1.1)	14.2	10.0
Provision for income taxes	(13.9)	(3.7)	(13.7)	(6.6)
Net earnings (loss)	8.9	(4.8)	0.5	3.4
Net (earnings) loss attributable to noncontrolling interest	(0.3)	0.1	(0.5)	(0.1)
Net earnings (loss) attributable to Modine	$8.6	$(4.7)	$-	$3.3

Net earnings (loss) per share attributable to Modine shareholders - diluted	$0.17	$(0.09)	$-	$0.06

Weighted-average shares outstanding - diluted	51.3	50.8	51.1	51.1

Condensed consolidated balance sheets (unaudited)
		(In millions)
	September 30, 2020	March 31, 2020
Assets
Cash and cash equivalents	$62.5	$70.9
Trade receivables	297.2	292.5
Inventories	201.7	207.4
Other current assets	55.0	62.5
Total current assets	616.4	633.3
Property, plant and equipment - net	439.1	448.0
Intangible assets - net	104.6	106.3
Goodwill	169.4	166.1
Deferred income taxes	102.8	104.8
Other noncurrent assets	78.6	77.6
Total assets	$1,510.9	$1,536.1

Liabilities and shareholders' equity
Debt due within one year	$30.6	$30.4
Accounts payable	224.5	227.4
Other current liabilities	136.4	114.2
Total current liabilities	391.5	372.0
Long-term debt	373.8	452.0
Other noncurrent liabilities	223.4	218.5
Total liabilities	988.7	1,042.5
Total equity	522.2	493.6
Total liabilities & equity	$1,510.9	$1,536.1

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Six months ended September 30,
	2020	2019
Cash flows from operating activities:
Net earnings	$0.5	$3.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	37.9	38.3
Stock-based compensation expense	2.1	4.4
Deferred income taxes	1.0	(0.5)
Other - net	2.5	2.0
Changes in operating assets and liabilities:
Trade accounts receivable	4.4	19.9
Inventories	11.0	(26.2)
Accounts payable	(5.7)	(5.6)
Other assets and liabilities	33.6	(18.2)
Net cash provided by operating activities	87.3	17.5

Cash flows from investing activities:
Expenditures for property, plant and equipment	(14.6)	(41.4)
Other - net	1.3	4.8
Net cash used for investing activities	(13.3)	(36.6)

Cash flows from financing activities:
Net (decrease) increase in debt	(82.3)	24.3
Other - net	(1.6)	(7.8)
Net cash (used for) provided by financing activities	(83.9)	16.5

Effect of exchange rate changes on cash	1.3	(0.9)

Net decrease in cash, cash equivalents and restricted cash	(8.6)	(3.5)

Cash, cash equivalents and restricted cash - beginning of period	71.3	42.2

Cash, cash equivalents and restricted cash - end of period	$62.7	$38.7

Modine Manufacturing Company
Segment operating results (unaudited)
(In millions)

	Three months ended September 30,		Six months ended September 30,
	2020	2019	2020	2019
Net sales:
Commercial and Industrial Solutions	$134.1	$156.7	$256.6	$325.5
Building HVAC Systems	61.9	56.0	109.5	105.0
Heavy Duty Equipment	165.6	187.2	289.1	403.6
Automotive	109.9	115.7	172.0	229.3
Segment total	471.5	515.6	827.2	1,063.4
Corporate and eliminations	(10.1)	(15.4)	(18.0)	(34.2)
Net sales	$461.4	$500.2	$809.2	$1,029.2

	Three months ended September 30,				Six months ended September 30,
	2020		2019		2020		2019
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Commercial and Industrial Solutions	$19.3	14.4%	$22.9	14.6%	$34.8	13.5%	$47.2	14.5%
Building HVAC Systems	21.7	35.1%	17.7	31.7%	36.2	33.1%	31.4	29.9%
Heavy Duty Equipment	23.6	14.2%	22.4	12.0%	34.9	12.1%	54.9	13.6%
Automotive	16.6	15.2%	13.0	11.2%	21.4	12.5%	25.5	11.1%
Segment total	81.2	17.2%	76.0	14.7%	127.3	15.4%	159.0	15.0%
Corporate and eliminations	(0.4)	-	(0.3)	-	(0.4)	-	0.1	-
Gross profit	$80.8	17.5%	$75.7	15.1%	$126.9	15.7%	$159.1	15.5%

	Three months ended September 30,		Six months ended September 30,
	2020	2019	2020	2019
Operating income:
Commercial and Industrial Solutions	$5.6	$8.5	$5.6	$17.5
Building HVAC Systems	13.1	8.8	20.2	14.1
Heavy Duty Equipment	13.3	7.1	10.8	24.4
Automotive	8.0	0.4	4.2	0.4
Segment total	40.0	24.8	40.8	56.4
Corporate and eliminations	(11.5)	(18.8)	(15.5)	(32.3)
Operating income	$28.5	$6.0	$25.3	$24.1

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2020	2019	2020	2019
Net earnings (loss)	$8.9	$(4.8)	$0.5	$3.4
Interest expense	5.2	5.8	10.6	11.7
Provision for income taxes	13.9	3.7	13.7	6.6
Depreciation and amortization expense	19.3	19.4	37.9	38.3
Other expense - net	0.5	1.3	0.5	2.4
Restructuring expenses (a)	1.5	2.3	6.1	4.1
Automotive separation and strategy costs (b)	0.6	11.9	1.1	20.2
CEO transition costs (c)	5.5	-	5.5	-
Environmental charges (d)	-	-	-	0.1
Adjusted EBITDA	$55.4	$39.6	$75.9	$86.9

Net earnings (loss) per share attributable to Modine shareholders - diluted	$0.17	$(0.09)	$-	$0.06
Restructuring expenses (a)	0.03	0.04	0.10	0.08
Automotive separation and strategy costs (b)	0.01	0.18	0.02	0.30
CEO transition costs (c)	0.09	-	0.09	-
Tax valuation allowance (e)	0.13	-	0.13	-
Adjusted earnings per share	$0.43	$0.13	$0.34	$0.44

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and plant consolidation activities.  The tax benefit related to restructuring expenses during both the second quarter of fiscal 2021 and fiscal 2020 was $0.1 million.  The tax benefit related to these expenses during the first six months of fiscal 2021 and 2020 was $0.9 million and $0.3 million, respectively.

(b)
Automotive separation and strategy costs consist of costs directly associated with the Company's review of strategic alternatives for the Automotive segment’s business operations, including costs to separate and prepare the underlying businesses for potential sale.  With the exception of $0.4 million of costs in the first six months of fiscal 2021 associated with program and equipment transfers recorded as costs of sales, these costs were recorded as SG&A expenses at Corporate and primarily related to accounting, legal, and IT professional services.  The tax benefit related to these costs during the second quarter of fiscal 2021 and fiscal 2020 was $0.1 million and $3.0 million, respectively.  The tax benefit related to these costs during the first six months of fiscal 2021 and 2020 was $0.2 million and $5.0 million, respectively.

(c)
In August 2020, Thomas A. Burke stepped down from his position as President and Chief Executive Officer ("CEO") and the Board of Directors has launched a search for his successor.  As a result of Mr. Burke's departure and in connection with the search for a new CEO, the Company recorded costs totaling $5.5 million during the second quarter of fiscal 2021.  These costs, which were recorded as SG&A expenses at Corporate, primarily consisted of severance and benefit-related expenses based upon the terms of Mr. Burke's separation agreement and costs directly associated with the CEO search, partially offset by the impact of Mr. Burke's forfeited stock-based compensation awards.  The Company's tax benefit related to these costs was $0.8 million.

(d)	Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to a previously-owned U.S. manufacturing facility in the Heavy Duty Equipment segment.
(e)	During the second quarter of fiscal 2021, the Company increased its valuation allowance on deferred tax assets in the U.S. As a result, the Company recorded an income tax charge of $6.6 million.

	Three months ended September 30, 2020				Three months ended September 30, 2019
	Commercial and Industrial Solutions	Building HVAC Systems	Heavy Duty Equipment	Automotive	Commercial and Industrial Solutions	Building HVAC Systems	Heavy Duty Equipment	Automotive
Operating income	$5.6	$13.1	$13.3	$8.0	$8.5	$8.8	$7.1	$0.4
Depreciation and amortization expense	6.5	0.7	6.5	5.2	5.8	0.9	6.4	5.6
Restructuring expenses (a)	1.5	-	-	-	0.4	-	0.4	1.5
Adjusted EBITDA	$13.6	$13.8	$19.8	$13.2	$14.7	$9.7	$13.9	$7.5

	Six months ended September 30, 2020				Six months ended September 30, 2019
	Commercial and Industrial Solutions	Building HVAC Systems	Heavy Duty Equipment	Automotive	Commercial and Industrial Solutions	Building HVAC Systems	Heavy Duty Equipment	Automotive
Operating income	$5.6	$20.2	$10.8	$4.2	$17.5	$14.1	$24.4	$0.4
Depreciation and amortization expense	12.7	1.5	12.6	10.3	11.7	1.7	12.8	10.9
Restructuring expenses (a)	3.9	-	1.9	0.2	0.6	-	0.8	2.7
Environmental charges (a)	-	-	-	-	-	-	0.1	-
Adjusted EBITDA	$22.2	$21.7	$25.3	$14.7	$29.8	$15.8	$38.1	$14.0

(a)	See the Adjusted EBITDA reconciliation above for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Net debt (unaudited)
(In millions)

	September 30, 2020	March 31, 2020
Debt due within one year	$30.6	$30.4
Long-term debt	373.8	452.0
Total debt	404.4	482.4

Less: cash and cash equivalents	62.5	70.9
Net debt	$341.9	$411.5

Free cash flow (unaudited)
(In millions)

	Three months ended September 30,		Six months ended September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$75.0	$17.0	$87.3	$17.5
Expenditures for property, plant and equipment	(5.5)	(21.1)	(14.6)	(41.4)
Free cash flow	$69.5	$(4.1)	$72.7	$(23.9)

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com